Chembio Diagnostics Reports Second Quarter 2014 Financial Results

Conference Call and Webcast Today at 10:00 a.m. Eastern

MEDFORD, NY, August 7, 2014 -- Chembio Diagnostics, Inc. (Nasdaq:CEMI), a leader in point-of-care diagnostic tests for infectious diseases, today reported financial results for the second quarter ended June 30, 2014.

Financial highlights for the 2014 second quarter include the following (all comparisons are with the 2013 second quarter):

•	Total revenues of $7.42 million, an increase of 37.6 % compared with $5.39 million
•	Product sales of $7.25 million, an increase of 43.2% compared with $5.06 million
•	Operating loss of $233,000, compared with operating loss of $380,000
•	Net loss of $146,000, or $0.02 per diluted share, compared with net loss of $241,000, or $0.03 per diluted share

Financial highlights for the first six months of 2014 include the following (all comparisons are with the first six months of 2013):

•	Total revenues of $13.24 million, an increase of 9.6% compared with $12.07 million
•	Product sales of $12.15 million, an increase of 6.8% compared with $11.37 million
•	Operating loss of $616,000, compared with operating income of $107,000
•	Net loss of $371,000, or $0.04 per diluted share, compared with net income of $76,000, or $0.01 per diluted share

John J. Sperzel III, Chembio's Chief Executive Officer, stated, "As we reach the mid-point of the year, we are very pleased with our key accomplishments.  Revenue increased on a quarterly and year-to-date basis, compared to prior year periods. We successfully launched our U.S. commercial organization and expanded our production capacity.  We are optimistically awaiting the FDA response to our CLIA waiver application for the Chembio DPP® HIV 1/2 Assay, which, if positive, would unlock significant new markets for us. Our international partners continue to build demand for our products overseas. And lastly, our leadership team is actively evaluating opportunities for new product development and strategic partnerships beyond infectious disease.  We expect the Company's progress in each of these areas to sustain Chembio's growth in the future."

Second Quarter Results

Total revenues for the second quarter of 2014 of $7.42 million were up 37.6% compared with total revenues of $5.39 million in the prior-year period. Product sales in the 2014 second quarter of $7.25 million were up 43.2% compared with product sales of $5.06 million in the prior-year period.  Research and development ("R&D"), milestone, and grant and royalty revenues for the three months ended June 30, 2014 decreased to $167,000 from $332,000 in the prior-year period.

Gross margin for the 2014 second quarter increased 30.8% to $2.98 million compared with $2.28 million for the prior-year period, due primarily to higher product sales. Product gross margin for the second quarter of 2014 increased 44.1% to $2.81 million, from $1.95 million in the prior-year period, also primarily as a result of the higher product sales.

R&D expenses in the second quarter of 2014 were $1.27 million, compared with $1.50 million in the prior-year period.

Selling, general and administrative expenses in the second quarter of 2014 increased to $1.95 million from $1.16 million in the prior-year period, largely due to increased commissions and investment in sales and marketing personnel and related costs.

Operating loss for the second quarter of 2014 was $233,000, compared with operating loss of $380,000 for the prior-year period.

Net loss for the second quarter of 2014 was $146,000, or $0.02 per diluted share, compared with net loss of $241,000, or $0.03 per diluted share, for the prior-year period.

Six-Month Results

Total revenues for the first six months of 2014 of $13.24 million were up 9.6% compared with total revenues of $12.07 million in the prior-year period. Product sales in the 2014 first six months of $12.15 million were up 6.8% compared with product sales of $11.37 in the prior-year period, primarily due to increases in DPP® product sales in Brazil to FIOCRUZ.   Research and development ("R&D"), milestone, grant and royalty revenues for the six months ended June 30, 2014 increased to $1,076,000 from $697,000 in the prior-year period.

Gross margin for the 2014 first six months increased 5.6% to $5.26 million compared with $4.98 million for the prior-year period. Product gross margin for the first six months of 2014 decreased 2.5% to $4.17 million, from $4.28 million in the prior-year period.

R&D expenses in the first six months of 2014 were $2.47 million, compared with $2.55 million in the prior-year period.

Selling, general and administrative expenses in the first six months of 2014 increased to $3.40 million from $2.32 million in the prior-year period, largely due to commissions, wages and related expenses, and other expenses.

Operating loss for the first six months of 2014 was $616,000, compared with operating income of $107,000 for the prior-year period.

Net loss for the first six months of 2014 was $371,000, or $0.04 per diluted share, compared with net income of $76,000, or $0.01 per diluted share, for the prior-year period.

Balance Sheet Highlights

The Company had cash and cash equivalents of $6.84 million as of June 30, 2014, compared with $9.65 million as of December 31, 2013. The primary reason for this decrease was due to net cash used in operating activities of $2.54 million for the six months of 2014, including an increase in AR of $831,000. Our working capital decreased by $535,000 during the year from $14.22 million to $13.69 million.

Conference Call

To participate on the conference call on August 7th at 10am ET, please dial (877) 407-0778 from the U.S. or (201) 689-8565 from outside the U.S. In addition, following the completion of the call, a telephone replay will be accessible until August 14, 2014 at 11:59 p.m. Eastern Time by dialing (877) 660-6853 from the U.S. or (201) 612-7415 from outside the U.S. and entering conference ID #:13587650. The conference call may also be accessed via the Internet at http://www.investorcalendar.com/IC/CEPage.asp?ID=173033.  An archive of the webcast will be available for 90 days on the Company's website at www.chembio.com.

Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of Chembio's website at www.chembio.com.  To listen to the live call, please go to the website 15 minutes prior to its start to register, download, and install the necessary audio software.  A replay will be available on the website for a limited time.

About Chembio Diagnostics

Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $8.0 billion point-of-care testing market. Chembio markets its HIV 1/2 STAT-PAK® Assay to physicians and testing sites in the U.S. and through select distributor channel partners. The Company's SURE CHECK® HIV 1/2 Assay is marketed exclusively in the U.S. as Clearview® Complete . Chembio also markets its HIV 1/2 STAT-PAK® and SURE CHECK® HIV 1/2 Assays outside the U.S. through distributors. Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies. This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products. Headquartered in Medford, NY, with approximately 200 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13485. Chembio Diagnostic Systems, Inc. is a wholly-owned subsidiary of Chembio Diagnostics, Inc. For more information, please visit: www.chembio.com.

Forward-Looking Statements

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements, which are estimates only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

(Tables to follow)

Contacts:

Chembio Diagnostics
Susan Norcott
(631) 924-1135, ext. 125
snorcott@chembio.com

Vida Strategic Partners (investor relations)
Stephanie C. Diaz
(415) 675-7401
sdiaz@vidasp.com

Chembio Diagnostics, Inc. & Subsidiary
Summary of Consoldidated Results of Operations
(UNAUDITED)

	For the three months ended		For the six months ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Net product sales	$7,248,470	$5,061,691	$12,152,635	$11,374,881

License and royalty revenue	6,971	-	7,131	-

R&D, milestone and grant revenue	167,156	331,831	1,075,904	696,794

TOTAL REVENUES	$7,422,597	$5,393,522	$13,235,670	$12,071,675

GROSS MARGIN	$2,982,551	$2,281,175	$5,255,162	$4,975,065

Research and development expenses	$1,268,653	$1,500,645	$2,466,275	$2,545,904

Selling, general and administrative expenses	$1,946,763	$1,160,256	$3,404,491	$2,322,336

(LOSS) INCOME FROM OPERATIONS	$(232,865)	$(379,726)	$(615,604)	$106,825

OTHER (EXPENSE) INCOME	$(4,146)	$8,397	$(2,316)	$9,400

Income tax (benefit) provision	$(91,030)	$(130,340)	$(247,200)	$40,090

NET (LOSS) INCOME	$(145,981)	$(240,989)	$(370,720)	$76,135

Basic (loss) earnings per share	$(0.02)	$(0.03)	$(0.04)	$0.01

Diluted earnings (loss) per share	$(0.02)	$(0.03)	$(0.04)	$0.01

Weighted average number of shares outstanding, basic	9,555,944	9,259,506	9,448,160	8,664,478

Weighted average number of shares outstanding, diluted	9,555,944	9,259,506	9,448,160	9,230,840

Chembio Diagnostics, Inc. & Subsidiary
Summary of Consolidated Balance Sheets

	June 30, 2014	December 31, 2013
	(UNAUDITED)
CURRENT ASSETS:
Cash and cash equivalents	$6,835,057	$9,650,275
Accounts receivable, net of allowance for doubtful accounts of $24,000 at June 30, 2014 and December 31, 2013, respectively	5,423,418	4,592,121
Inventories	4,079,206	3,188,726
Prepaid expenses and other current assets	1,144,404	1,099,379
TOTAL CURRENT ASSETS	17,482,085	18,530,501

FIXED ASSETS, net of accumulated depreciation	2,126,956	1,978,232

OTHER ASSETS	4,448,019	3,977,859

TOTAL ASSETS	$24,057,060	$24,486,592

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$3,795,872	$4,309,490

TOTAL LIABILITIES	3,795,872	4,309,490

STOCKHOLDERS' EQUITY:
Common stock - $.01 par value; 100,000,000 shares authorized, 9,611,139 and 9,324,783 shares issued and outstanding for June 30, 2014 and December 31, 2013, respectively	96,112	93,248
Additional paid-in capital	47,326,969	46,875,027
Accumulated deficit	(27,161,893)	(26,791,173)
TOTAL STOCKHOLDERS' EQUITY	20,261,188	20,177,102

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$24,057,060	$24,486,592

Chembio Diagnostics, Inc. & Subsidiary
Summary of Consolidated Cash Flow
For the six months ended
(UNAUDITED)
	June 30, 2014	June 30, 2013

Net cash (used in) provided by operating activities	$(2,535,529)	$802,771
Net cash used in investing activities	(516,869)	(415,649)
Net cash provided by (used in) financing activities	237,180	5,306,411
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	$(2,815,218)	$5,693,533